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                                                                  EXHIBIT (p)(6)

                       BNP PARIBAS ASSET MANAGEMENT, INC.
                                 CODE OF ETHICS

U. S. POLICIES AND PROCEDURES GOVERNING INSIDE AND PROPRIETARY INFORMATION

I. POLICIES AND PROCEDURES REGARDING CONFIDENTIAL INFORMATION.

         A. PROHIBITION ON INSIDER TRADING

         Rule l0b-5 of the Securities Exchange Act of 1934 (the "Exchange Act") prohibits individuals from trading while in possession of material inside information or from disclosing such information to others, so that they may act on such information. Persons who are in possession of material inside information are prohibited generally from:

               i. Purchasing, selling or exchanging such securities for their own accounts, an account over which they have discretion or employee-related accounts (as defined in Section I of the Supervisory Manual);

               ii. Soliciting customer orders to purchase, sell or exchange the securities;

               iii. Issuing research reports, recommendations or comments which could be construed as recommendations concerning the securities; or

               iv. Disclosing such information or any conclusions based thereon to any other person in or outside the Firm so that they may act on such information, except as permitted by the Compliance Department or these policies and procedures.

         In addition, Rule 14e-3 under the Exchange Act generally prohibits trading while in possession of inside information regarding an impending tender offer (where a person has "taken substantial steps to commence or has commenced " a tender offer). Specifically, the Rule prohibits any person from trading in: (a) a security or any derivative or related securities of an issuer while in possession of material, non-public information concerning a possible, agreed to, or ongoing tender offer for the issuer of the security, i.e., the so-called "target" company or (b) the securities or related instruments of the acquiring company. (The definition of material non-public information is provided below). It also prohibits any person from tipping any other person as to material, non-public information concerning a possible, agreed to, or ongoing tender offer.

         Federal and state securities laws provide for severe criminal and civil penalties against any person who violates the law, any persons who "tips" or otherwise assists the violator, and, in some circumstances, against any "controlling person" (i.e., a person who has the power to influence or control the actions of the violator, such as a supervisor). Penalties may include one or more of the following: fines, imprisonment, disgorgement of trading profits, injunctions, censures by the SEC, the NYSE and the NASD, fines, and bars and suspensions from the securities industry.

         Under the Insider Trading and Securities Fraud Enforcement Act of 1988, as amended (" ITSFEA"), individual violators face jail terms of up to ten years, criminal fines of up to $1 million, and civil penalties of three times the profit gained or loss avoided. The Firm could face criminal fines of up to $2.5 million and civil liability if it is found to have engaged in insider trading in its own accounts, or if it has inadequately supervised an employee who has traded while in possession of inside information. In addition, ITSFEA provides an express

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         private right of action against insider traders and persons who provide inside information to others (" tippers"). This right permits persons who traded in the same class of securities contemporaneously with the insider trader or tippee to sue for monetary damages.

         Because the repercussions of trading while in possession of material inside information are so serious for both the firm and the employees involved, any employees who engage in such practices or fail to inform the Compliance Department of suspected illegal practices by firm employees will be subject to swift and forceful action by the firm, including, when appropriate, immediate dismissal.

B. DEFINITIONS

               i. CONFIDENTIAL INFORMATION includes "inside information" and "proprietary information."

               ii. INSIDE INFORMATION generally means non-public information provided by an external source (such as a client, prospective client, or other third party) with the expectation that the information will be kept confidential and used solely for the business purposes of that third party.(1) Firm employees may receive inside information from corporate officers, employees or directors of a client or prospective client. Inside information relating to a particular security also can come from a person who is not an official of the issuer, such as an investment banker, accountant or attorney with a relationship to the issuer or a bidder or potential bidder for the issuing company's securities. It may also include "tips" received directly or indirectly from corporate insiders, whether inside or outside of a client relationship, particularly where the recipient knows, or should know, that the corporate insider is disclosing the information improperly, in breach of the insider's duty to his or her own company.

                    In the context of a tender offer or contemplated tender offer, inside information includes any non-public information relating to the tender offer or contemplated tender offer that the recipient knows or has reason to know has been acquired directly or indirectly from the offeror, the issuer of the subject securities, or any person acting on behalf of the offeror or issuer, regardless of the immediate source of such information or the circumstances under which it was conveyed or obtained.

                    Material inside information may include, but is not limited to, significant developments in the following areas: changes in projected earnings, write-offs or upward adjustments in previously reported earnings, proposed or contemplated dividend changes, proposed or contemplated stock splits or stock dividends, changes to key managerial personnel, significant acquisitions, material litigation, labor disputes, a significant expansion or curtailment of operations, extraordinary borrowing, a change in major product or product line or a change of major customers or suppliers, significant new products or discoveries or the entering into of significant contractual arrangements, or significant unreported changes of stock ownership, plans regarding tender offers, joint ventures, other acquisitions, the control of an issuer's securities, or other purchasing or selling plans which could affect supply of and demand for a security, and in particular regarding fixed income securities, decisions to "call" certain bonds, refunding or a default regarding interest payments.

(1) "inside information" includes any nonpublic information attributable directly or indirectly to an issuer, its officials, directors, employees, shareholders, agents, government regulators or others connected with the issuer by virtue of a professional or business relationship, regardless of the immediate source of such information or the circumstances under which it was conveyed or obtained.

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               iii. PROPRIETARY INFORMATION means non-public information, analyses, and plans that are created or obtained by the Firm for the Firm's business purposes. It includes unpublished research information, opinions and recommendations; information about the Firm's securities trading positions or trading intentions; the Firm's investment, trading or financial strategies or decisions; pending or contemplated customer orders; unpublished analyses of companies, industries or economic forecasts; advice to investment banking clients; and analyses done by the Firm of companies that are potential acquirers of other companies or their assets or companies that are possible candidates for acquisition, merger or sale of assets.

               iv. MATERIAL INFORMATION. Information is generally regarded as "material" if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, sell or hold a security. It includes information that if publicly disclosed is reasonably likely to affect the market value of a security. Information may be material even if it relates to speculative or contingent events. Information that is material to a decision to trade a security is also likely to be material to a decision to trade related derivatives.

               v. NON-PUBLIC INFORMATION. Information should be "non-public" until it has been broadly disseminated or made widely available to the general public, such as by means of a press release carried over a major news service, a major news publication, a research report or publication, a public filing made with a regulatory agency, materials sent to shareholders or potential investors or customers such as a proxy statement or prospectus, or materials available from public disclosure services. It is important to note that even following a public announcement relating to a matter, many aspects of the matter may remain non-public.

         Examples of inside information or material, non-public information may include the following events and circumstances, whether actually occurring or merely contemplated or proposed by the issuer:

                  - Transactions such as contests for corporate control, refinancing, tender offers, recapitalization, leveraged buy-outs, acquisitions, mergers, restructuring or purchases or sales of assets;

                  -        Dividend increases or decreases;

                  -        Earnings or earnings estimates and changes in
                            previously released earnings or earnings estimates;

                  -        Public offerings of securities by private or public
                            entities, including plans to offer securities, cancellations of planned offerings and changes in the timing or terms of offerings;

                  -        Transactions by an issuer relating to its own
                            securities, including share repurchase programs and derivatives;

                  -        Writedowns of assets;

                  -        Expansion or curtailment of operations;

                  -        Increases or declines in orders;

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                  -        New products, discoveries and inventions;

                  -        Borrowings and charges to reserves for bad debts;

                  -        Actual or threatened litigation;

                  -        Liquidity problems;

                  -        Financing needs;

                  -        Management developments;

                  -        Changes of ratings of debt securities;

                  -        Government investigations or actions; and

                  - Other events that will affect the securities markets or a particular industry in a significant way.

This list is not exclusive, and there are other types of information, events or circumstances which may constitute material, non-public information. There also may be information, events and circumstances of the types included on the list which do not constitute material, non-public information. Courts and regulators determine whether information is to be considered material, non-public on a case by case basis in accordance with the general definition set forth above.

If you have any uncertainty as to whether information is material, non-public information, you should consult with the firm's Compliance or Legal Departments.

C.   HANDLING OF CONFIDENTIAL INFORMATION

     i. DISCLOSURE OF INSIDE OR PROPRIETARY INFORMATION Firm employees should disclose inside information or proprietary information only to employees and third parties (such as the Firm's outside counsel or the client's lawyers or accountants) who have a valid business reason for receiving the information, i.e., persons who have a "need to know" the information in order to serve the Firm or its clients. All disclosures must also comply with the Firm's Chinese Wall policy, set forth below in Subsection D. In no event may an employee communicate inside or proprietary information to any person under circumstances in which it appears likely that such person will misuse the information.

     ii. USE OF INSIDE OR PROPRIETARY INFORMATION Material inside information obtained directly or indirectly from a client or other source may be used only for the specific purpose for which it was given; any other use without the permission of the source which originally entrusted the Firm with the information is a misuse. Except with the prior approval of the Compliance Department, material proprietary information may be used only for the business purposes for which the information was created or obtained. Firm employees may not use inside or proprietary information for their personal benefit or for the benefit of any related person.

     iii. TRADING WHILE IN POSSESSION OF MATERIAL INSIDE INFORMATION Firm employees are prohibited from buying or selling or recommending the purchase or sale of a security (or a derivative of such security) for any account (i e., any proprietary account, client account, employee account or employee-related account) while the employee is in possession of material inside information relating to that security or its issuer. In general, it is not a defense that a person would have made the same purchase or sale or recommendation even without the information, and that, therefore, the person did not rely on or use such inside information.

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     iv.  FRONT RUNNING. Firm employees may not buy or sell or recommend the purchase or sale of any security or a derivative thereof for any account in anticipation of a price change resulting from a contemplated or pending block transaction in the security or a derivative thereof for another account --unless the transaction is an offsetting hedge transaction in connection with the execution of a client order and the client is informed of the transaction. For example, if a registered representative becomes aware that a customer of the Firm is interested in buying or selling a large block of securities and/or options, the trader must not trade on such information ahead of the execution of such order or communicate such information to any person (including another customer) who does not "need to know" such information for a legitimate business purpose.

     v. PENDING RESEARCH. Except with the prior approval of the Compliance Department, Research Department employees may not discuss or disclose pending research (i.e., a material research report that is intended to be, but has not yet been, disseminated to customers) to any person outside the Firm or to any marketing side person who is not a Research Employee (e. g., sales and trading employees). Firm employees may not buy or sell or recommend the purchase or sale of any security, or a derivative thereof, for any account while they are in possession of any information regarding pending research that relates to such security. In certain limited circumstances, the Compliance Department may grant an exception to this trading prohibition.(2)

     vi. MATERIAL RESEARCH. Firm employees may not purchase or sell any security for any employee or employee-related account or a Firm account before the investing public has had time to receive and react to material research issued by the Firm relating to the security.

     vii. MANIPULATION Firm employees may not engage in any transaction for the purpose of raising, lowering, or maintaining the price of a security or of creating a false appearance of active trading in a security.

     viii. HANDLING OF INSIDE OR PROPRIETARY INFORMATION. Firm employees should not discuss the Firm's or its clients 'business with, or in the presence of, persons who are not authorized to receive, or do not "need to know " such information (an "unauthorized" person). Firm employees should avoid such discussions in hallways, elevators, trains, subways, airplanes, restaurants, and other public places generally. Use of speakerphones should be avoided in circumstances where material inside or proprietary information may be overheard by unauthorized persons.

          Documents and tiles that are confidential and, in particular, contain price sensitive information must be secure in order to minimize the possibility that such information will be transmitted to an unauthorized person. Confidential documents should be stored in locked file cabinets or other secure locations. Confidential databases and other confidential information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons. Documents relating to investment banking projects and other proprietary material such as the Restricted List or customer lists or records, must not be circulated or discussed outside the Firm or within the Firm except on a "need to know" basis. Code names should be used for sensitive projects and solicitations. Where code names have been assigned to a project, all documents generated internally with respect to such project should refer to the relevant companies only by their code names.

(2) For example, the Compliance Department may permit the trading desk to engage in passive market making or facilitation of unsolicited customer orders.

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     ix.  PERSONAL BENEFIT. Firm employees are reminded that any material inside or proprietary information created or obtained by the Firm for its business purposes is the exclusive property of the Firm. Firm employees are prohibited from misappropriating such information for personal use or benefit or for any other purpose.

     x. RUMORS. Firm employees should promptly report to the Compliance Department any rumor which, if true, might be considered material, non-public information concerning any publicly-traded company. No action should be taken on the basis of such a rumor, nor should it be communicated further, without the prior approval of the Compliance Department. This requirement applies to a wide variety of rumors, including those regarding the economy as a whole, individual industries, or particular companies. It does not apply to discussions of unsubstantiated information widely circulated in the public media, so long as the source and unsubstantiated nature of the information are disclosed during the discussions. Spreading rumors, trading or making recommendations on the basis of rumors in violation of this policy may result in disciplinary action by the Firm and, in certain circumstances, may violate the rules of the SEC and the various self-regulatory organizations.

          If you believe that you or someone else may have obtained or disclosed inside or proprietary information in a manner not permitted by the policies and procedures set forth herein, you should contact the Compliance Department immediately and should not use or further disclose the information.

D.        CHINESE WALL REQUIREMENTS

          GENERAL

          The Firm has implemented procedures designed to restrict the communication of confidential information between different departments of the Firm. These procedures, known collectively as the Firm 's "Chinese Wall, " generally prevent those employees engaged in research, sales, trading, and administrative activities (the "public/marketing side of the Wall") from gaining access to inside information that the Firm may have acquired or developed in connection with investment or merchant banking activities of other employees of the Firm (the "private banking side of the Wall"), except pursuant to specific "Wall-crossing " procedures set forth below. The Chinese Wall enables the marketing side of the Wall to continue to engage in transactions or make recommendations with respect to securities even when the private banking side of the

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          Wall possesses inside information relating to the security.(3) The
          Chinese Wall does not restrict the flow of information that is already in the public domain or is not material.

The Firm's various divisions and certain personnel are on the following sides of the Wall:

                          PRIVATE SIDE                                                        PUBLIC SIDE
    BNP PARIBAS           BNP PARIBAS                      W       BNP PARIBAS
   BANKING SIDE           BANK (BRANCH)   OTHER (BANKING)         MARKETING SIDE          MARKETING SIDE (BRANCH)
--------------------      -------------   ---------------        ----------------------   -----------------------
-    Investment             Corporate     -  US Banking           European/Asian              CIT
     Banking                Lending          Affiliates           Australian Equities
     Division/                                                    Sales and Trading
     Structured
     Finance:                                                     Equity Research             Loan Trading
     -Acquisition       -   Wall Street   -  Corporate
     Finance                Desk             Lending       A      Securities Arbitrage        Treasury/ACM
     -Project Finance   -   Loan
     -Export Finance        Syndication                           High Yield Research &
-    Corporate                                                    Trading Foreign Exchange
     Finance and
     M&A                                                   L      Risk Arbitrage
-    High Yield
     Capital
     Markets                                                      BNP Paribas Sales and
-    All Desk                                                     Trading Emerging
     Syndicates                                                   Markets Sales and
                                                           L      Trading

Professional members of the Compliance Department, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Head of Investment Banking, and certain other senior management are considered to be "above the Wall" on a "need to know" basis. Accordingly, they may be contacted concerning inside information without use of the Wall-crossing procedures.

     Except in accordance with the Firm's Wall-crossing procedures (described below), no banking employee should disclose inside information to any marketing employee, and no marketing employee should be given access to any file or database containing any such information.

     No marketing employee should obtain or make any effort to obtain inside information from any banking employee, unless the marketing employee adheres to the Firm's Wall-crossing procedures and needs to know the information in order to perform his or her work for the

(3) The Firm has also implemented Chinese Wall-type procedures to restrict the communication of proprietary information from the research department to the trading and sales departments.

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Firm. In addition, marketing employees are prohibited from contacting advisers, officers, or employees of publicly-traded entities for the purpose of obtaining inside information. Marketing employees may, however, call representatives of such entities and inquire about a fact, event, or transaction, so long as they identify their position at the Firm and the purpose of the call, and it is understood that they are not seeking any information that would not be supplied to other persons in similar situations or members of the public who make the same inquiry. Without the prior approval of the Compliance Department, marketing employees may not engage in any activity that may expose them to inside information, including service on a creditor 's committee or board of directors and receipt of financial information furnished in connection with investments in bank debt.

i.   TREATMENT OF INSIDE INFORMATION IN
     STRUCTURINGS AND UNDERWRITINGS

     Structuring and underwriting assignments pose particular risks with respect to the receipt and use of material non-public information. When BNP Paribas commences discussions with a client concerning a proposed structuring or underwriting, only the employees involved in originating the transaction should communicate directly with the client. During both initial discussions and due diligence, sales, trading, and research personnel should not have direct contact (unrelated to normal contact in the ordinary course of business) with the client and should not play a role in preparing the offering memorandum or prospectus or conducting due diligence reviews, unless brought over the Chinese Wall in accordance with the procedures set forth below in Section E.

     Further, the originating professionals should not disclose any material non-public information which they receive from the client to sales, trading and research personnel. Provided they do not disclose inside information, originating professionals may communicate with sales, trading, and research personnel as necessary to (a) secure general market or sector information,
     (b) ascertain general investor interest, (c) secure market information necessary to estimate the pricing of securities to be issued, (d) organize a syndicate, (e) obtain investor circles, and (f) price the securities immediately prior to issuance.

     The procedures in this section apply to equity and debt structurings and underwritings. With respect to syndicated loans, it is recognized that it may be appropriate for inside information to be communicated between syndication, origination and sales professionals in order to complete amendments, waivers and consents and as necessary to fulfill agent bank duties. However, only as much inside information as is necessary to complete the above referenced duties may be disclosed to employees on the marketing public side of the Chinese Wall.

ii.  TREATMENT OF INSIDE INFORMATION IN
     LOAN SYNDICATION AND TRADING ACTIVITIES

     It is the Firm 's policy that the policies and procedures governing the use of material, non-public information set forth herein apply to the Firm's activities in originating, syndicating, marketing, and trading loans. Employees involved in these activities must comply with the policies and procedures herein as well as in the Loan Trading and Distressed Investing Compliance Policy and Procedures ("Loan Trading Procedures").

     BNP Paribas may possess material, non-public information either in the form of "Syndicate Confidential Information " or "Borrower Confidential Information", as those terms are defined in the Loan Trading Procedures. As with all material, nonpublic information, that information must be properly safeguarded and may only be shared within BNP Paribas on a "need to know" basis.

     There is a Chinese Wall between professionals involved in originating, syndicating and marketing loans ("origination/syndication professionals") and professionals involved in trading loans ("trading professionals"). Inside information relating to borrowers may not be communicated over this wall, except as set forth below, or unless a professional crosses the wall in accordance with Section D-l above.

     If BNP Paribas is a syndicate member or agent for a loan and origination/syndication professionals possess inside information in the form of Syndicate Confidential Information, they may share that information with trading professionals unless prohibited by the terms of the relevant loan agreements, including any provisions relating to confidentiality.

     If BNP Paribas is an agent for a loan and origination/syndication professionals possess inside information in the form of Borrower Confidential Information, they may not share that information with trading professionals.

     Trading professionals should not be permitted to know of the existence of possible loans during the origination and syndication process, until such time as the borrower or agent bank has commenced the process of soliciting potential syndicate members. Trading professionals may then obtain Syndicate Confidential Information on the same basis as other potential syndicate members.

     Origination/syndication professionals may communicate with trading professionals concerning current market conditions and the potential secondary market for a loan during the syndication process, so long as the procedures set forth herein and in the Loan Trading Procedures are complied with. For example, if origination/syndication professionals are planning to participate in a syndicated loan being agented by another bank, and wish to sell a portion of the amount of the loan initially subscribed to in the secondary market after the closing, they may communicate about a secondary market sale with trading professionals in advance of the closing. However, the origination/syndication professionals may only share Syndicate Confidential Information with the trading professionals in accordance with the procedures set forth in the Confidential Information Supplement to the Loan Trading Procedures.

iii. ENFORCEMENT OF CHINESE WALLS AND
     TREATMENT OF INSIDE INFORMATION

     Chinese walls at BNP Paribas are enforced by the implementation of physical, communications, and/or technological barriers, as well as by adherence to these policies and procedures by all BNP Paribas' professionals.

a.   Safeguarding Inside Information

     Employees coming into possession of inside information are responsible for ensuring that:

     1) No inside information may be disclosed to any person who is on the other side of either of the Chinese walls described above, except as set forth in accordance with the "over the wall" procedures set forth below in Section E.

     2) Any communication of inside information must be undertaken with the utmost caution. Employees should not discuss inside information in public places such as corridors or elevators or at social gatherings and must exercise care when using telephones in areas where conversations might be overheard. Communications on cellular and cordless telephones may be intercepted, so conversations using these devices either should not contain inside information or should use procedures to safeguard the information, such as the use of codenames for parties. Employees working on trading floors or other shared workspaces should exercise particular caution and should only discuss inside information in non-public areas such as conference rooms.

     3) Documents containing inside information should be treated with the utmost discretion and kept secure. Proper safeguarding of documents includes (a) not leaving documents in plain view, (b) storing documents in closed cabinets or files, (c)locking cabinets and tiles, particularly outside of business hours, (d) restricting access to cabinets and files to other persons entitled to view the information, and (e) destroying duplicate or no longer needed documents. If a business group shares common files containing inside information in a hallway, conference room or other shared space, responsibility should be designated to an appropriate employee in the group to safeguard and monitor the tiles in accordance with these procedures. Access to BNP Paribas 'centralized credit files may only be obtained by permission of an authorized representative of the Credit Department.

     4) Electronically stored or conveyed information, such as computer tiles and electronic mail, must be kept secure. Where practical, this information should be stored on computer drives not accessible to those on the other side of a Chinese wall or password protected. If the information is stored on computer discs, the discs should be maintained in the same way as documents are maintained as set forth above. Fax machines by which inside information is conveyed should not be shared with areas on the public side of the Chinese Wall and should be monitored regularly during business hours.

b.   Responsibilities of Project Supervisors

     The BNP Paribas supervisor in charge of any project in which BNP Paribas will receive inside information is responsible for ensuring that BNP Paribas 'professionals, or outside consultants and advisers working with BNP Paribas, are provided with inside information only on a "need to know "basis and to the extent necessary for them to carry out their responsibilities on the project.

c.   Tipping of Inside Information

     BNP Paribas' professionals will ordinarily obtain material non-public information from a client in connection with services being provided by BNP Paribas to the client. BNP Paribas' professionals may also receive "tips" of inside information, which are generally defined under the securities laws as a selective disclosure of inside information by a corporate insider where the insider expects to receive some form of quid pro quo or personal or monetary benefit by conveying the information. BNP Paribas' professionals should be particularly on guard for instances of suspected "tipping" and should promptly report them to the Compliance Department.

E.   THE WATCH LIST

     The Firm will monitor research, sales and trading activities in a security regarding which the Firm may have inside information by placing such security on the "Watch List." The Watch List ordinarily includes securities of issuers about which the Firm may have received or may expect to receive inside information both in the ordinary course of its investment banking activities and under isolated and inadvertent circumstances. The Watch List also contains securities with respect to which the Firm otherwise has determined that there is a reason to monitor activities.

     Although the placement of a security on the Watch List will not normally affect research, sales or trading activities in such security, the Compliance Department in appropriate circumstances may intervene to break trades, freeze or liquidate securities positions, limit trading activity, halt the dissemination of research or impose other restrictions on the activities of the Firm or its employees in connection with Watch List securities. The contents of the Watch List and any related restrictions imposed by the Compliance Department are extremely confidential, and the distribution of the Watch List is limited to the Compliance Department and certain employees designated by the Compliance Director.

     The Compliance Department is responsible for maintaining the Watch List and will record the dates and times that a security is placed on, and removed from, the Watch List, the name of the banking employees responsible for the addition and/or deletion, and the nature of the related assignment.

     A security will ordinarily be placed on the Watch List when: (i) the Firm has received material inside information concerning that security or its issuer in the course of the Firm 's involvement in a transaction or other event that has not been publicly announced, (ii) when the Firm has been engaged to advise a company with respect to a transaction or other market sensitive event that has not been publicly announced or (iii) when the Firm enters into a confidentiality agreement. Securities will ordinarily be removed from the Watch List when they are moved to the Restricted List because the assignment or transaction on which the Firm is working becomes publicly known or when the Compliance Department determines that it is no longer necessary to monitor research, sales and trading activities with respect to such securities.

     It is the responsibility of senior banking employees to notify the Compliance Department promptly when a security should be placed on or removed from the Watch List. The person who initially places a security on the Watch List is responsible for notifying the Compliance Department when it should be removed from the Watch List and/or moved to the Restricted List.

     According to BNP Paribas internal policy, as soon as employees receive material non-public information on a public company that intends to buy a public company, Compliance shall be informed as follows.

     i. Giving the transaction type, BNP Paribas internal role, the deal feature (e.g. size, structure), BNP Paribas staff involved in the deal by returning the form (see annex).

     ii. Once securities are put on the Watch List, the person who gave the information is responsible for updating this information, in other words:

     iii. He or she must inform us of the status of the deal (e.g. whether or not the deal will be completed or if it "traded away"). Compliance must be informed when the deal becomes public knowledge, is being put on the Restricted List or is completed.

     Compliance will send an update reminder on a monthly basis.

COMPLIANCE
BNP PARIBAS

To: Claire SIEUZAC 841-2523/Robert J LYNCH  841-2288

From:                                                      Department:

Date:

Subject: COMPLIANCE WATCH LIST

Client name:                                               Market where listed:

This form is to be used to list the names of public/listed companies, or private companies that intend to purchase public companies or their assets, on which BNP Paribas may have material, non-public information. These companies may be subsidiaries or shareholders in the company for which a primary deal is being prepared. All BNP Paribas participation in any of these companies should also be disclosed.

Transaction Type and BNP Paribas' role:

Deal Features :

     -    Size

     -    Structure (registered, non-registered - reg S, 144A - debt, equity)

Public/listed companies about which BNP Paribas could receive material, non-public information:

     -    BNP Paribas staff involved in the transaction:

     -    Origination Contact:                      Employees aware of the deal:

     -    Syndicate Contact:

     -    Legal Contact:

     -    Others (Research, Chinese walls crossings, etc. ...):

Effective date:

Expected completion date:

F.   RESTRICTED LIST

     The Restricted List is a list of securities that are subject to restrictions in research, sales, and trading activities for legal and compliance purposes. A security may be placed on the Restricted List for a number of reasons, including the avoidance of any possible appearance of misusing material inside information with respect to publicly announced but uncompleted transactions. A security may also be placed on the Restricted List because the Firm has obtained material inside information in connection with a publicly announced investment banking assignment or because the Firm is participating in a distribution of securities that subjects the Firm to restrictions on the purchase or solicitation of related securities.

     The Restricted List is updated daily as warranted by the Compliance Department. The listing will identify securities added to or deleted from the Restricted List since the distribution of the previous listing.

     Although there may be circumstances when exceptions to the Restricted List prohibitions described below are properly sought and granted, the area is a complex one and, accordingly, each employee should follow these general rules.

     When a security is placed on the Restricted List, the following prohibitions in Restricted List securities apply unless an exception has been granted by the Compliance Department:

     i. EMPLOYEE AND FAMILY-RELATED ACCOUNTS. No trading activity in the Restricted List security or a derivative thereof for any employee account, employee-related account, or an account over which an employee exercises investment discretion.

     ii. PROPRIETARY ACCOUNTS. Must cease market making and other proprietary trading, including hedging activity or liquidation of positions acquired as a result of facilitating customer orders.

     iii. CUSTOMER ACCOUNTS. Cease solicitation of orders except when the security is the subject of a distribution in which the Firm or an affiliate is a "distribution participant, " in which case, solicitations for the distribution are permitted. Unsolicited orders to purchase or sell a Restricted List security for customer accounts are generally permitted and should be handled in the ordinary course. Unsolicited orders must be marked accordingly.

     iv. RESEARCH. No issuance of any recommendation, opinion or advice with respect to any security on the Restricted List. This prohibition applies to oral communications as well as to the dissemination of new or previously issued written communications. In response to inquiries from outside of the Firm as to the Firm 's opinion with respect to a Restricted List security, employees should reply simply that the Firm is not able to offer an opinion on the security at the time.

Employees are responsible for checking the Restricted List before engaging in any securities transaction for any account, soliciting any securities transaction for any account, or disseminating any research to clients.

In appropriate circumstances, the Compliance Department in its discretion may grant exemptions -- such as for hedging transactions or employee account liquidations -- to the Restricted List prohibitions. Any request for an exception must be directed to the Compliance Department.

A security ordinarily will not be placed on the Restricted List until after the relevant transaction has been publicly announced or has otherwise become a matter of public record. A security may be placed on the Restricted List to reinforce the Chinese Wall and to avoid the possible appearance of misusing information, to comply with the SEC's trading restriction rules when the Firm is participating in a distribution, or to meet other compliance objectives. In general, a security will be removed from the Restricted List when (i) the Firm 's involvement in the relevant transaction has ended or (ii) the Firm 's participation in the distribution has been completed.

It is the responsibility of senior banking employees to notify the Compliance Department promptly when a security should be placed on or removed from the Restricted List. The person who initially places a security on the Restricted List is responsible for notifying the Compliance Department when it should be removed from the Restricted List.

BNP PARIBAS

Please fill out this Restricted List Form to inform Compliance of any contractual/regulatory restrictions, which may be imposed on our proprietary or employee trading, research or sales activities

WARNING : DO NOT CONFUSE THIS FORM WITH THE WATCH LIST FORM WHICH MUST BE USED TO NOTIFY COMPLIANCE OF MATERIAL NON-PUBLIC INFORMATION.

Transaction type and BNP Paribas' Role:                     Market where listed:

Deal Features:

     -    Size

     -    Structure (registered, non-registered - reg S, 144A- debt equity)

Type of restrictions (Trading, Selling, Research, Personal Account Dealing)

     -    BNP Paribas Staff involved in the transaction:

     -    Employees aware of the deal:

     -    Origination Contact:

     -    Syndicate Contact:

     -    Legal Contact:

     -    Others (Research, Chinese wall crossings, etc. ...):

     Beginning of Restricted Period:

     End of Restricted Period:

G.   TRANSACTIONS REVIEWS

     i.   GENERAL

          Transactions in Watch List and Restricted List securities are reviewed on the business day following the trade date by the person designated by the Compliance Department.

     ii.  FIRM INQUIRY OR INVESTIGATION

          If a supervisor 's review of trading activity reveals what he or she believes may be a violation of regulatory or Firm requirements or policies, the supervisor shall promptly inform the Legal and Compliance Departments, and the Firm will thereafter inquire further into the matter. Such inquiry may involve, among other things, speaking to the employee(s)involved, and/or reviewing additional, related transactions. The review should be sufficient to determine to the satisfaction of the Compliance Department that either (a) no violation has occurred, (b) further inquiry or investigation is required, or (c) a violation has occurred and disciplinary action may be warranted. In addition, reporting of the matter to a regulatory authority may be appropriate. The extent of the Firm 's inquiry or investigation depends on certain criteria, such as the timing and nature of trading, size of transactions, and whether the trading was short or long term.

     iii. DOCUMENTATION of INQUIRIES AND INVESTIGATIONS

          Any Firm inquiry and/or investigation must be documented, including:
          (a) the name of the security, (b) date of commencement of the inquiry or investigation, (c)identification of the account involved, and (d) a summary of the disposition. The Firm shall also maintain underlying records, including any analyses, interoffice memoranda and employee statements, if any are prepared. Any such documentation is subject to the recordkeeping requirements under SEC Rules 17a-3 and 17a-4.

H.   CHINESE WALLS CROSSINGS

          Chinese Walls are information barriers designed to control the flow of material non-public information between and within the Metiers, in order to guarantee the independence of each of BNP Paribas' activities and to protect access to inside information.

          It may occur that to bring value to a deal or project or to meet a client requirement, the team in charge seeks the assistance of a colleague belonging to another team, whether in its territory or not, located on the other side of a Chinese Wall to work on the deal or project.

          CHINESE WALLS SHOULD ONLY BE CROSSED ON AN EXCEPTIONAL BASIS AND WITH THE EXPRESS AUTHORIZATION OF COMPLIANCE. Involvement of staff working on the other side of a Chinese Wall must remain limited to that which is necessary to achieve the desired goal, and discussion of the project or deal must be on a need to know basis.

          i.   PROCEDURE

     a.   Authorization of COMPLIANCE

          Before the crossing is carried out, the manager of the deal/project team defines precisely the need to involve one or several colleagues belonging to another team / Metier outside of his Chinese Wall. He asks for the authorization to use its services by SENDING THE ATTACHED FORM TO COMPLIANCE.

          -Before a staff member located in the US can become involved in a deal/project outside her/his Chinese Wall, US Compliance must also be informed.

          -When the Chinese Wall crossing involves staff working in France or a French company (client or target), Territory Compliance should refer the request to Central Compliance. In its capacity as Territory Compliance for France it is accountable to the Council of Financial Markets (CMF )for authorizing and monitoring the crossing of Chinese Walls that affect its Territory.

     b.   AUTHORIZATION OF THE METIER TO WHICH THE REQUESTED STAFF MEMBER
          BELONGS

          After Compliance has given its authorization, the manager of the deal/project team obtains the agreement of the Metier to which the requested staff member belongs before involving him in the deal/project outside his Chinese wall.

     c.   MODIFICATION TO THE INITIAL REQUEST OF AUTHORIZATION

          No change can be made to the initial request without the prior approval of Compliance.

     d.   END OF THE CHINESE WALLS BREACH

     e. The manager of the deal/project team informs Compliance in writing once the Chinese wall breach is over.

AUTHORIZATION UPDATE

Compliance monitors the authorizations it delivers and asks those who have requested a Chinese wall crossing for an update monthly.

          ii.  RULES APPLYING TO STAFF ALLOWED TO CROSS A CHINESE WALL

           a. Rules governing confidentiality and inside information must be respected with vigilance.

           b. STAFF who are authorized to cross Chinese Walls must obtain instructions regarding the pursuit or not of their work in their original department during the period of Chinese wall crossing from Compliance who may confer with the staffs Metier. We thank you for your cooperation.

                               AUTHORIZATION FORM
                      FOR EXCEPTIONAL CHINESE WALL CROSSING

TO: COMPLIANCE

FROM: STAFF MEMBER IN CHARGE OF THE TRANSACTION /PROJECT REQUESTING A CHINESE WALL CROSSING
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________

SPECIFY THE STAFF MEMBERS REQUIRED TO CROSS CHINESE WALLS FOR THE PURPOSE OF THE TRANSACTION / PROJECT :
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________

REASONS FOR CROSSING THE CHINESE WALLS:
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________

TRANSACTION/PROJECT

NAME OF COMPANY ________________________________________________________________
     ___________________________________________________________________________

MARKET WHERE LISTED (IF MULTIPLE LISTINGS, PLEASE LIST ALL ):
     ___________________________________________________________________________
     ___________________________________________________________________________

TRANSACTION/PROJECT DETAILS (INCLUDING ANY METIER INVOLVEMENT WITH BNP PARIBAS CAPITAL FOR ITS HOLDINGS, MANDATES ... )
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________

TRANSACTION /PROJECT TIMETABLE:
     ___________________________________________________________________________
     ___________________________________________________________________________

COMPLIANCE AUTHORIZATION
________________________________________________________________________________

DATE
     ___________________________________________________________________________
________________________________________________________________________________

NO CHANGE CAN BE MADE TO THIS REQUEST WITHOUT THE PRIOR APPROVAL OF
                                   COMPLIANCE.

                           RECORDKEEPING REQUIREMENTS

Set out below is a description of the record keeping requirements together with procedures to assure that such records are properly prepared and/or maintained in New York, London and Paris. The record keeping requirements are grouped as follows: (1) corporate and financial records (e.g., accounting ledgers), (2) securities transaction records (e.g. order tickets, broker confirmations) and
(3) investment advisory records (e.g. communications to clients, client agreements).

     I.   CORPORATE AND FINANCIAL RECORDS

          BNP PAM Inc. must maintain the following corporate and financial records and must keep such records true, accurate and current(4):

               --Articles of incorporation, minute books and stock certificate books

               --Journals, including cash receipts and disbursements records, and any other records of original entry forming the basis of entries in any ledger

               --General and auxiliary ledgers (or other comparable records) reflecting asset, liability, reserve, capital, income and expense accounts

               --Check books, bank statements, cancelled checks and cash reconciliations

               --Bills or statements (or copies thereof), paid or unpaid, relating to the business of BNP PAM Inc.

               --Trial balances, financial statements, and internal audit working papers relating to BNP PAM Inc.'s business as an investment adviser

          Articles of incorporation, minute books and stock certificate books will be held indefinitely on the premises of BNP PAM Inc. The other records will be held at the BNP PARIBAS NY Accounting Department. These records must be preserved until at least three years after termination of the company.

     II.  SECURITIES TRANSACTION RECORDS

          BNP PAM Inc. is required to maintain records of (a) securities transactions effected for its clients and (b) personal securities transactions of its directors and officers and certain of its employees (referred to as "Advisory Representatives").

          A.   SECURITIES TRANSACTIONS FOR CLIENTS OF THE ADVISER

               i.   ORDER INFORMATION

                    BNP PAM Inc. is required to maintain the following records with respect to securities transactions (including foreign exchange and derivatives) for its clients(5):

(4) See Advisers Act Rules (204-2(a)).

(5) See Advisers Act Rules (2042(a)(3)).

               A "memorandum" (order ticket) of each order given by the trader to a broker, dealer or counter-party for the purchase or sale of any security, which must include the following information:

               --the name of the security

               --the terms and conditions of the order (i.e. buy, sell)or any instruction received by BNP PAM Inc. from the client

               --any modification or cancellation of the order or instruction

               --the name of the person who "recommended " the transaction
                 (usually the portfolio manager)

               --the name of the person who placed the order (usually the trader)

               --the name (or code name/number)of the account for which the order was placed

               --the date and time of the entry(6) or cancellation/modification

               --time of receipt of report/confirmation of execution

               --the market on which the trade was executed

               --the name of the broker, dealer or bank that executed the order

               --the price at which order executed and amount of security bought or sold

               --whether the order was entered into pursuant to the use of discretionary authority

               Further, as BNP PAM Inc. provides discretionary asset management services, it must, to the extent the information is reasonably available or obtainable, also make and keep(7):

               --records showing separately for each such client the securities purchased and sold, and the date, amount and price of each such purchase and sale

               --for each security in which any such client has a current position, information from which BNP PAM Inc. can promptly furnish the name of each such client, and the current amount or interest of such client

               ii.  CANCELLATION/MODIFICATION

                    Written permission from a supervisor must be submitted by the manager or trader in connection with any modification or cancellation of an order or instruction for which an order ticket previously had been issued. All modifications or cancellations after an order ticket has been prepared must be noted on the ticket (or an attachment) together with a reason therefor. Records of all modifications/cancellations and the action taken must be maintained.

(6) See clause below regarding "timely execution".

(7) See Advisers Act Rules (204-2(c)).

               iii. SEGREGATED FILES

                    Middle Office must ensure that all records of transactions are maintained separately for each account and are kept in chronological order in a separate file. The file must contain:

                    --each day's order tickets

                    --each broker confirmation

                    --each contract note sent to the custodian (including proof we sent the note, i.e., a fax confirm)

               iv.  DAILY FOLLOW UP

                    Middle Office must follow up with brokers and counterparties on a daily basis to ensure they send us confirmations. Middle Office must also ensure that each confutation matches each order ticket and that each confirm/order ticket matches the corresponding contract note Middle Office sends to the custodian. While the Advisers Act does not specify, it is custom in the United States to send contract notes to the client's custodian no later than the close of business on the trade date.

               v.   CAF CROSS CHECK

                    Middle Office must print a list of transactions from CAF to be matched against the hard copy records (i. e. order tickets, broker confirmations, custodian contract notes) kept for each account. This will ensure that all transactions have an order ticket, confutation and contract note and have been filed with the respective account's records. This CAF printout must be filed in the same file as the transaction records (point (iii) above).

               vi.  TIMELY EXECUTION

                    Two times are important to prove timely execution to the regulators: (a) the time of entry of the order(8) and (b) the time of execution of the order by the broker. Internal Audit will compare randomly when BNP PAM places the orders to the time when the brokers execute them.

                    Time of entry is usually accomplished by the manager time stamping (date/hour)the order ticket s/he gives to the trader for processing (9). The time of execution is usually accomplished when we have received confutation from the broker that s/he has executed the trade.(10)

                    Middle Office must ensure that all broker confirmations indicate the time of execution.

                    All of the above records will be checked by BNP PAM's
                    Middle Office in Paris and in London for compliance with the above rules, with a final sign off by the head of Middle Office each month (i.e. note to file will suffice).

                    These records should be sent by the respective Middle Office in Paris and in London to BNP PAM Inc. every quarter.(11)

(8) Time that the order was given by the fund manager to the trader.

(9) Or where no trader is involved, when the manager places the order with the broker.

(10) In practical terms for BNP PAM, this occurs when the trader stamps the order ticket upon receiving confirmation of execution by the broker.

(11) All records should be sent by air courier for safety (to ensure they arrive).

                    These records should be held on the premises of BNP PAM Inc. for two years. Thereafter, the records should be stored in an easily accessible place (e.g. archives retrievable within a day) for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record.(12)

                    Certain records may be kept in electronic form. See Annex 1.

          B. SECURITIES TRANSACTIONS BY THE ADVISER'S ADVISORY REPRESENTATIVES

             BNP PAM Inc. must obtain from each of its Advisory Representatives within 10 days from when they join a report detailing any trading accounts and all securities held within these accounts in relation to which they have a direct or indirect beneficial interest. BNP PAM Inc. must maintain a record of every transaction in a security in which any of its Advisory Representatives acquires a direct or indirect beneficial interest, excluding accounts over which the Advisory Representatives have no control. To accomplish this, the Compliance Department will, at the end of each calendar quarter, send to each Advisory Representative either a list of what it understands to be that Advisory Representative's personal trading for that quarter in each of the trading accounts disclosed or the quarterly report set out in Annex 2 hereto. The Advisory Representative must then either confirm the list is complete and accurate or fill in the form, respectively, and return the same to the Compliance Department, signed, within ten days of the end of such calendar quarter in which the transactions were effected. BNP PAM Inc. must obtain from each of its Advisory Representatives on an annual basis firstly a certificate detailing all securities beneficially owned and the accounts within which they are held (this must be current as of a date no more than 30 days before the certificate is submitted) and secondly a certificate stating adherence to the provisions of the Compliance Manual including the personal account dealing rules therein.

             Each Compliance Department must contact the Advisory
             Representatives located in its offices to discuss the reporting requirement. These requirements may be in addition to the existing personal dealing requirements issued by the Advisory Representative's local Compliance Department.

             The Compliance Departments in New York, Paris and London will prepare these records for the Advisory Representatives resident in their respective offices.

             The Compliance Departments in New York and London will maintain these records for the Advisory Representatives resident in their respective offices for a period of not less than five years from the end of the fiscal year during which the record was made. However, Paris will send its records(13) once a year to BNP PAM Inc. (In NY, these records should be held on the premises of BNP PAM Inc. for two years. Thereafter, the records should be stored in an easily accessible place (e. a archives retrievable within a day) for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record.)

(12) Even after five years, these records should be archived by BNP PAM Inc. for an indefinite period instead of disposing of them.

(I3) All records should be sent by air courier for safety (to ensure they arrive).

          C. INVESTMENT ADVISORY RECORDS

             BNP PAM Inc. is required to maintain copies of various records, correspondence and communications relating to its business as an adviser. Such records may consist of the following(14):

          (a) Originals of all written communications received and copies of all written communications sent by BNP PAM Inc. relating to any recommendation (with respect to the purchase or sale of securities) made or proposed to be made by BNP PAM Inc. and any advice given or proposed to be given by BNP PAM Inc. to a client provided however that:

          (i) BNP PAM Inc. shall not be required to keep any unsolicited market letters and other similar communications of general public distribution not prepared for BNP PAM Inc., and

          (ii) If BNP PAM Inc. sends any notice, circular or other advertisement offering any report, analysis, publication or other investment advisory service to more than ten persons, BNP PAM Inc. shall not be required to keep a record of the names and addresses of the persons to whom it was sent (except that if such notice, circular or advertisement is distributed to persons named on any list, BNP PAM Inc. shall retain with the copy of such notice, circular or advertisement a memorandum describing the list and the source thereof).

          (b) A list or other record of all accounts in which BNP PAM Inc. is vested with any discretionary power with respect to the funds, securities or transactions of any client and all powers of attorney and other evidences of the granting of any discretionary authority by any client to BNP PAM Inc. (or copies thereof).

          (c) All written agreements (or copies thereof) entered into by BNP PAM Inc. with any client or otherwise relating to the business of BNP PAM Inc. as an investment adviser.

          (d) A copy of each written statement and each amendment or revision thereof given or sent to any advisory client or prospective advisory client of BNP PAM Inc. in accordance with the "Brochure Rule" (annual offer of Form ADV)(15), and a record of the date that each written statement, and each amendment or revision thereof, was given, or offered to be given, to any advisory client or prospective advisory client who subsequently becomes a client(16).

          (e) For clients obtained through a referral fee arrangement ("cash solicitation rule"), all written acknowledgements of receipt obtained from clients concerning their understanding that cash solicitation fees were paid to a third-party solicitor and copies of the disclosure documents delivered to clients by the solicitor(17).

          (f) A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that BNP PAM Inc. circulates or distributes, directly or

(14) See Advisers Act Rules (204-2(a)(7)-(11)).

(15) See Advisers Act Rules (204-3).

(16) See Advisers Act Rules (204-2(a)(14)).

(17) See Advisers Act Rules (204-2(a)(15)); see also SEC Rule 275.206(4)-3 [(a)(2)(iii)(B)].

          indirectly, to ten or more persons, and, if such notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication recommends the purchase of a specific security and does not state the basis for such recommendation, a memorandum of BNP PAM Inc. indicating the reasons therefor.

          (g) All accounts, books, internal working papers, and any other records or documents necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendation in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that BNP PAM Inc. circulates or distributes, directly or indirectly, to 10 or more persons(18).

               Insofar as they apply, BNP PAM Inc. will maintain these records.

               Records mentioned under (f) above should be held in an easily accessible place (e.g., archives retrievable within a day) for a period of not less than five years (counting from the end of the fiscal year in which such materials were published or disseminated), the first two years of which should be in BNP PAM Inc.'s offices.

               Records mentioned under (g) above supporting the entire measuring period of advertised performance figures should be kept indefinitely (e.g. archived) regardless of whether the measuring period exceeds five years.

               III. COMPLIANCE RECORDS

               The Compliance Department for BNP PAM Inc. is required to maintain the following records relating to compliance:

               (a) a copy of the Compliance Manual current in effect or in effect within the past five years (to be kept in easily accessible place);

               (b) a record of any violation of the Compliance Manual and any resulting action taken for at least five years from the fiscal year during which violation occurred;

               (c) a record of all persons currently or within the past five years required to submit reports under the personal dealing policy contained herein and of all persons required to review such reports (to be kept in easily accessible place);

               (d) a copy of each annual report on compliance that must be submitted by BNP PAM Inc. to the board of directors of any mutual fund whose assets it manages for at least five years from the end of the fiscal year in which it is made (first two years in easily accessible place); and

               (e) any pre-approval decision relating to personal dealing transactions for at least five years after the end of the fiscal year in which approval is granted.

(18) Provided however that with respect to the performance of managed accounts, the retention of all account statements, if they reflect all debits, credits, and other transactions in a client's account for the period of the statement, and all worksheets necessary to demonstrate the calculation of the performance or rate of return of all managed accounts shall be deemed to satisfy the requirements of this clause.

EMPLOYEE PERSONAL DEALING ACCOUNT PROCEDURES

     Introduction

          The Employee Personal Account Dealing Policy applies to all United States based employees of BNP PAM Inc. Any form that an employee is required to complete must be submitted to the BNP Paribas Group Compliance Department, 787 Seventh Avenue, 28'h Floor, New York, NY 10019. Any questions regarding the Personal Account Dealing Policy should be directed to Helen Quinones (212) 821-2832.

          A.   EMPLOYEE TRADING

               BNP PAM Inc. encourages its employees to develop personal investment programs that are not speculative in nature and are not aimed at deriving short-term trading profits. The policies set forth below are designed to ensure that:

               --employees' personal accounts conform with applicable laws, regulations and sound business practices;

               --employees do not abuse the trust that is placed in them as responsible employees of BNP PAM Inc.; and

               --in their personal trading accounts employees continue to maintain the highest standards of integrity, upon which BNP PAM Inc.'s reputation is based.

               All employees must follow the policies listed below with respect to trading in any employee or employee-related accounts. Failure to comply with these policies could result in disciplinary action against the employee ranging from a warning to suspension of trading privileges to termination of employment. There could also be disciplinary actions by a regulatory body, ranging from sanctions to suspensions, fines and prohibition from working in the securities industry, as well as prosecution by securities regulators for insider trading and other bank/securities law violations.

          B.   SCOPE OF EMPLOYEE TRADING PROCEDURES

               These policies apply to all employees both permanent and long-term temporary (as advised by Human Resources). "Employee accounts" include the following securities and/or commodities accounts:

               --Any personal account of an employee;

               --Any joint or tenant-in-common account in which the employee is a participant;

               --Any account over which the employee acts as the trustee, executor or custodian;

               --Any account over which the employee has investment discretion or otherwise can exercise control (other than non-related clients 'accounts over which the employee has investment discretion), including the accounts of entities controlled directly or indirectly by the employee;

               --Any other account in which an employee has directly or indirectly a financial interest.

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          "Employee-related accounts" include the following securities and/or commodities accounts, to the extent that they would not otherwise be employee accounts:

          --The accounts of the employee's spouse;

          --The accounts of the employee's children and children's spouse, provided they reside in the same household as the employee, or are financially dependent upon the employee;

          --The account of any individual over whose account the employee has control or to whose financial support the employee materially contributes; and

          --The accounts of the employee, the employee's spouse or family member for which the employee, the employee's spouse or family member does not have or share the power to make investment decisions ("managed accounts"). Although these managed accounts must be disclosed to the Compliance Department, together with a copy of the management agreement, they are not subject to the other requirements of this policy.

          C.   ACCOUNT OPENINGS

          All employees on joining BNP PAM Inc. are required to disclose to the Compliance Department, in writing, any trading accounts that they maintain whether within or outside of the United States (attached as Exhibit 1)and the securities held within these accounts within 10 days of taking up their employment and becoming subject to the provisions of this Compliance Manual. Prior to opening any additional account, this form must be completed by the employee and submitted to the Compliance Department. Upon receipt of this form the Compliance Department will prepare a letter to the executing firm advising them to provide contemporaneous duplicate confirmations and statements to the Compliance Department. The employee is responsible for ascertaining that such documentation has been sent. The Compliance Department will review these duplicate confirmations and statements to ensure that the employee is adhering to BNP PAM Inc. Personal Account Trading Policies.

          D.   PRE-APPROVAL OF TRANSACTIONS

          Before placing an order to effect a transaction in his or her account an employee must obtain the approval of his or her designated supervisor or such supervisor's designee. In the absence of the supervisor or the designee, approval should be obtained from the Compliance Department. Employees requesting pre-approval should complete an Employee Transaction Pre-approval Form (attached as
          Exhibit 2), obtain the required approval and submit it to the Compliance Department. Employee transactions will be monitored by the Compliance Department to ensure compliance with the pre-approval policy. If approval is not obtained BNP PAM Inc. reserves the right to require the employee to close out a position or take such other action as it deems appropriate. Employees must not discuss the fact that a particular transaction has been disapproved with other employees or with others outside the Firm.

          Approvals remain in effect until the end of the first business day following the day on which the employee is advised of the approval.

          E.   EXCEPTIONS TO THE PRE-APPROVAL PROCESS

          Pre-approval is NOT required on the following transactions:

          --Trades in equity securities that are either USD 25,000 or less or 500 shares or less in the same security aggregated within a 30-calendar day period.

          --Trades in 5 option contracts (puts or calls) or less in the same security aggregated within a 30-calendar day period.

          --Trades in debt securities with a cost basis of USD 50,000 or less in the same issue (same CUSIP) aggregated within a 30-calendar day period.

          --Trades in U. S. Government securities and agencies, municipal bonds, investment grade sovereign debt and commodities.

          --Trades in foreign currencies, open-end mutual funds, unit investment trust real estate investment trusts, index options and futures.

          --Trades in accounts managed by a third party who is not a "connected person". Connected persons include spouses, co-habitees, and children living with the employee and dependent relatives.

          Not withstanding the above the following transactions will ALWAYS require the prior approval of Compliance:

          --Any transaction by an employee who is aware that BNP PAM, Inc. is or may be involved in a transaction, financing or underwriting with respect to the company

          --Any transaction by an employee who is aware that BNP PAM Inc. has received or will receive an order from a customer with respect to the security

          --Any transaction wherein the employee is aware that BNP PAM Inc. intends within the next business week to publish a research report covering the company

          --Any transaction involving a company that the employee has himself or herself a professional relationship

          --Any transaction by a research analyst who desires to deal in a security in a sector he or she covers

          --Any transaction by an employee in instruments that he/she trades in for BNP PAM Inc.

          --Any transaction by a fund manager or an investment manager in any security which is in a sector which he/she covers in their position

          --Any transaction in privately placed securities

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          F.   HOLDING PERIOD

               Each employee is required to maintain his or her position in a security for a minimum period of 60 calendar days, whether or not the initial investment required pre-approval. This minimum holding period is waived for investments in index options and futures.

          G.   PROHIBITED TRANSACTIONS

               Employees are prohibited from engaging in personal dealing transactions in the following circumstances:

               --If the security appears on the Restricted List (20)

               --If the employee is in possession of material non-public information relating to the security or its issuer

               --If the employee anticipates a price change in the security resulting from a contemplated or pending block transaction in the security or a derivative transaction thereof for another account. This is commonly referred to as FRONT RUNNING.

               --Initial public offerings ("IPOs") until such offering is completed.

               --Buy or sell any security on the basis of rumors.

               --If the security, in which the employee wishes to transact, is being bought or sold on the same day for advisory clients.

          H.   ANNUAL CERTIFICATION

               On an annual basis each employee will be required to provide a certificate detailing all securities beneficially owned and the accounts within which they are held (this information in this certificate must be current as of a date no more than 30 days before the certificate is submitted).

(20) The Restricted List will indicate those companies that are subject to various dealing restrictions for regulatory reasons. The list will be available on the BNP Paribas Intranet under the Compliance Department web-site or it can be obtained by phoning the Compliance Department. EMPLOYEES WILL BE RESPONSIBLE FOR CHECKING THE LIST PRIOR TO EACH TRANSACTION THEY ENTER INTO. The list will be updated regularly. The purchase or sale of any security involving a company on the Restricted List will be deemed a serious regulatory violation.